RRuthstrom @ AIII

From: "John Stump" <jstump1@comcast.net>
To: "'RRuthstrom @ AIII'" <rruthstrom@americanii.com>; "'DDror @ AII'" <ddror@americanii.com>
Sent: Thursday, November 19, 2009 9:12 PM
Subject: Resignation

This is to serve as notice of my resignation from the positions of: Director – American International Industries, Chairman of The Audit Committee, and Member of The Compensation Committee, effective immediately as I am no longer willing to serve in those capacities.
Thank you,
John W. Stump III

Please address any further email correspondence to this address only.